                                                                     EXHIBIT 12

                 ZIFF-DAVIS INC. AND ZD COMDEX AND FORUMS INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (AMOUNTS IN THOUSANDS OF DOLLARS)

                                  ZDI (THE PREDECESSOR)                 ZDI AND ZDCF COMBINED
                          --------------------------------------- ------------------------------------
                                                      TWO MONTH
                           YEAR ENDED DECEMBER 31,   PERIOD ENDED      YEAR ENDED DECEMBER 31,
                          -------------------------  FEBRUARY 28, ------------------------------------
                                                                                              PROFORMA
                           1993     1994     1995        1996      1995     1996      1997    1997 (A)
                          ------- -------- --------  ------------ ------- --------  --------  --------
Pre-tax income (loss)
 from continuing
 operations.............  $13,700 $ 73,207 $(40,250)   $(6,995)   $22,869 $(27,124) $(72,491) $ (7,102)
Less: Income (loss) from
 equity investments.....       --    4,443    3,391        235         --      526    (2,029)   (2,029)
                          ------- -------- --------    -------    ------- --------  --------  --------
                           13,700   77,650  (36,859)    (6,760)    22,869  (26,598)  (74,520)   (9,131)
                          ------- -------- --------    -------    ------- --------  --------  --------
Interest expense........   14,035   17,887   92,609     14,030     44,005  120,646   190,445   125,056
Interest portion of rent
 expense................    6,267    7,292    7,633      1,340        831    7,672     9,998     9,998
                          ------- -------- --------    -------    ------- --------  --------  --------
Total fixed charges.....   20,302   25,179  100,242     15,370     44,836  128,318   200,443   135,054
                          ------- -------- --------    -------    ------- --------  --------  --------
Earnings before income
 taxes and fixed
 charges................  $34,002 $102,829 $ 63,383    $ 8,610    $67,705 $101,720  $125,923  $125,923
                          ======= ======== ========    =======    ======= ========  ========  ========
Ratio of earnings to
 fixed charges..........      1.7      4.1   (b)         (b)          1.5   (b)       (b)       (b)
                          ======= ======== ========    =======    ======= ========  ========  ========

--------

(a) Presented on a pro forma basis as adjusted to give effect to the Reorganization and Common Stock Offerings

(b) ZD's earnings for the year ended December 31, 1995 and for the two months ended February 28, 1996 were insufficient to cover fixed charges by $36,859 and $6,760, respectively. ZDI and ZDCF's combined earnings for the year ended December 31, 1995, 1996, 1997 and Pro forma 1997 were insufficient to cover fixed charges by $26,598, $74,520 and $9,131, respectively.

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